Exhibit 3.5

CERTIFICATE OF DESIGNATION

OF

8% NON-CUMULATIVE PREFERRED SHARES SERIES A

OF

INSURANCE INCOME STRATEGIES, LTD.

Insurance Income Strategies, Ltd., an exempted company limited by shares and incorporated under the laws of Bermuda (the “Company”), CERTIFIES that pursuant to resolutions of the board of directors of the Company (the “Board of Directors”) adopted by unanimous written consent effective on [ ] 2018, the creation of 8% Non-Cumulative Preferred Shares Series A, US$0.001 par value per share, US$10.00 liquidation preference per share (the “Preferred Shares”), was authorized and the designation, preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Preferred Shares, in addition to those set forth in the Bye-Laws (as amended, restated, supplemented, altered or modified from time to time, the “Bye-Laws”) of the Company, were fixed as follows:

Section 1.               Designation. The distinctive serial designation of the Preferred Shares is “8% Non-Cumulative Preferred Shares Series A”. Each Preferred Share shall be identical in all respects to every other Preferred Share, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 4(a) below.

Section 2.               Number of Shares. The authorized number of Preferred Shares shall be [ ]. Any Preferred Shares that are redeemed, purchased or otherwise acquired by the Company shall be cancelled.

Section 3.               Definitions. As used herein with respect to Preferred Shares:

“BOD Vote” has the meaning specified in Section 7(a)(2)(b).

“Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City and Bermuda are generally authorized or obligated by law or executive order to close.

“Certificate of Designation” means this Certificate of Designation relating to the Preferred Shares, as it may be amended, restated, supplemented, altered or modified from time to time.

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Commission” means the U.S. Securities and Exchange Commission.

“Common Shares” means the common shares, par value US$0.001 per share, of the Company.

“Companies Act” means the Companies Act 1981 of Bermuda, as amended from time to time.

“Dividend Payment Date” has the meaning specified in Section 4(a).

“Dividend Period” has the meaning specified in Section 4(a).

“Dividend Record Date” has the meaning specified in Section 4(a).

“Fair Market Value” means, in respect of each Preferred Share the closing price of Preferred Shares on the Business Day immediately preceding the purchase or such other price that the Board of Directors may determine in good faith.

“Junior Shares” means the Common Shares, and any other class or series of shares of the Company that ranks junior to the Preferred Shares either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) or as to the distribution of assets upon any liquidation, winding-up or dissolution of the Company.

“Liquidation Preference” has the meaning specified in Section 6(b).

“Notice Period” has the meaning specified in Section 7(c).

“Parity Shares” means any other class or series of shares of the Company that ranks equally with the Preferred Shares with respect to both (a) the payment of dividends (whether such dividends are cumulative or non-cumulative) and (b) the distribution of assets upon a liquidation, winding-up or dissolution of the Company.

“Preference Shares” means any and all series of preference shares of the Company, including the Preferred Shares.

“Preferred Shares Directors” has the meaning specified in Section 8(b).

“Pro-Rata Net Equity” means, as of the date of calculation, (a) the amount of cash that is available as a liquidating distribution to holders of outstanding Preferred Shares and Parity Shares after all assets of the Company are liquidated and all liabilities and obligations of the Company that are senior to the Preferred Shares and Parity Shares have been paid off, divided by (b) the aggregate number of outstanding Preferred Shares and Parity Shares.

“Redemption Date” has the meaning specified in Section 7(c).

“Taxing Jurisdiction” has the meaning specified in Section 5(a).

“Voting Preference Shares” means, with regard to any election or removal of a Preferred Shares Director or any other matter as to which the holders of Preferred Shares are entitled to vote as specified in Section 8 of this Certificate of Designation, any and all series of Parity Shares upon which like voting rights have been conferred and are exercisable with respect to such matter.

“9.5% U.S. Holder” means a United States person (as such term is defined in the Code) who owns directly, indirectly or constructively (within the meaning of Section 958 of the Code) (i) at least 9.5% of the total combined voting power of the Preferred Shares or (ii) at least 9.5% of the total value of the Preferred Shares.

Section 4.               Dividends.

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(a)           Rate. Dividends on the Preferred Shares will not be mandatory. Subject to applicable Bermuda law and regulation, holders of Preferred Shares will be entitled to receive, only when, as and if declared by the Board of Directors or by a duly authorized committee of the Board of Directors, out of lawfully available funds for the payment of dividends under Bermuda law, non-cumulative cash dividends at the annual rate of 8% applied to the liquidation preference amount of US$10.00 per Preferred Share. Such dividends shall be payable quarterly in arrears (as provided below in this Section 4(a)), but only when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, on the first day following the end of March, June, September and December of each year or as soon as otherwise practicable (each, a “Dividend Payment Date”), commencing on October 1, 2018; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on the Preferred Shares on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day, with the same force and effect as if made on the original Dividend Payment Date, and no interest, additional dividends or other sums shall accrue on the amount so payable from such date to such next succeeding business day.

Dividends, if so declared, that are payable on Preferred Shares on any Dividend Payment Date will be payable to holders of record of Preferred Shares as they appear on the share register of the Company on the applicable record date, which shall be March 1, June 1, September 1 and December 1, as applicable, immediately preceding the applicable Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (the initial Dividend Period shall commence on and include July 1, 2018, and end on September 30, 2018, provided that, for Preferred Shares issued after such original issue date, the initial Dividend Period for such shares may commence on and include such other date as the Board of Directors or a duly authorized committee of the Board of Directors shall specify at the time such additional shares are issued) and shall end on and include the calendar day preceding the next Dividend Payment Date. Dividends payable on the Preferred Shares in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable in respect of a Dividend Period shall be payable in arrears (i.e., on the first Dividend Payment Date after such Dividend Period).

Dividends on the Preferred Shares will not be cumulative. Accordingly, if the Board of Directors or a duly authorized committee of the Board of Directors does not declare a dividend on the Preferred Shares payable in respect of any Dividend Period before the related Dividend Payment Date, in full or otherwise, then such undeclared dividends shall not cumulate and will not accrue and will not be payable and the Company shall have no obligation to pay such undeclared dividends for the applicable Dividend Period on the related Dividend Payment Date or at any future time, or to pay interest with respect to such dividends, whether or not dividends are declared for any future Dividend Period on the Preferred Shares or any other Preference Shares the Company may issue in the future. The term “dividend” as used in this Certificate of Designation refers to any cash distribution made by the Company, regardless of whether such distribution constitutes a dividend for U.S. federal income tax purposes.

Holders of Preferred Shares shall not be entitled to any dividends or other distributions, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Preferred Shares as specified in this Section 4 (subject to the other provisions of this Certificate of Designation).

(b)           Priority of Dividends. So long as any Preferred Shares remain outstanding, unless the full dividend for the latest completed Dividend Period on all outstanding Preferred Shares has been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), (1) no dividend shall be declared or paid on Junior Shares (other than a dividend to be satisfied solely by the issuance of Junior Shares), and (2) no Junior Shares shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (other than (i) as a result of a reclassification of Junior Shares for or into other Junior Shares, or the exchange or conversion of one Junior Share for or into another Junior Share and (ii) through the use of the proceeds of a substantially contemporaneous sale of Junior Shares).

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When dividends are not paid (or declared and a sufficient sum set aside) in full on any Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) upon the Preferred Shares and any Parity Shares, all dividends declared by the Board of Directors or a duly authorized committee of the Board of Directors on the Preferred Shares and all such Parity Shares and payable on such Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared by the Board of Directors or such committee of the Board of Directors pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all declared but unpaid dividends per share on the Preferred Shares and all Parity Shares payable on such Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.

(c)           Restrictions on Payment of Dividends. Pursuant to and subject to the Companies Act, the Company may not lawfully declare or pay a dividend if the Company has reasonable grounds to believe that the Company is or would, after the declaration or payment of the dividend, be unable to pay its liabilities as they become due, or that the realizable value of the Company's assets would, after payment of the dividend, be less than the aggregate value of the Company's liabilities, issued share capital and share premium accounts.

Section 5.               [Reserved]

Section 6.               Liquidation Rights.

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(a)           Voluntary or Involuntary Liquidation. Upon any voluntary or involuntary liquidation, winding-up or dissolution of the affairs of the Company, holders of Preferred Shares are entitled to receive out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Company, after satisfaction of all liabilities and obligations to creditors of the Company (including any declared but unpaid dividends to shareholders of the Company), if any, but before any distribution of such assets or proceeds is made to or set aside for the holders of the Junior Shares as to such a distribution, in full a liquidating distribution in an amount equal to US$10.00 per Preferred Share.

(b)          Partial Payment. If, in any distribution described in Section 6(a) above, the assets of the Company or proceeds thereof are not sufficient to pay the Liquidation Preferences in full to all holders of Preferred Shares and all holders of any Parity Shares, the amounts paid to the holders of Preferred Shares and to the holders of all such other Parity Shares shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Preferred Shares and the holders of all such other Parity Shares, but only to the extent the Company has assets or proceeds thereof available after satisfaction of all liabilities to creditors (including any declared but unpaid dividends to shareholders of the Company). In any such distribution, the “Liquidation Preference” of any holder of Preferred Shares shall mean the amount otherwise payable to such holder in such distribution. Holders of Preferred Shares will not be entitled to any other amounts from the Company after they have received their full Liquidation Preference.

(c)           Residual Distributions. If the Liquidation Preference has been paid in full to all holders of the Preferred Shares and any holders of Parity Shares, the holders of Junior Shares of the Company shall be entitled to receive all remaining assets of the Company (or proceeds thereof) according to their respective rights and preferences.

(d)           Amalgamation, Merger, Consolidation and Sale of Assets not Liquidation. For purposes of this Section 6 and subject to Bermuda law, a consolidation, amalgamation, merger, arrangement, reincorporation, de-registration or reconstruction involving the Company or the sale or transfer of all or substantially all of the shares or the property or business of the Company will not be deemed to constitute a liquidation, winding-up or dissolution.

Section 7.               Redemption.

(a)           Optional Redemption.

(1)           The Preferred Shares may not be redeemed by the Company prior to [ ], 2023, subject to the exceptions set forth in Section 7(a)(2) and Section 7(f). On or within 25 Business Days of [ ] 2023, and on or within 25 Business Days of every five year anniversary thereafter, the Preferred Shareholders may vote to approve the redemption of some or all of their Preferred Shares at the time outstanding in accordance with Section 7(b), upon notice given by the Preferred Shareholders as provided in Section 7(c) below, at a redemption price equal to the lower of (i) US$10.00 per share (except as otherwise provided herein below) and (ii) the Pro-Rata Net Equity, and in addition to (i) or (ii) an amount equal to any dividends that have been declared but not paid prior to the Redemption Date (as defined below) (but not including any amount in respect of any dividends that have not been declared prior to such date). The redemption price for any Preferred Shares redeemed pursuant to this Section 7 shall be payable on the Redemption Date to the holder of such shares against book entry transfer or surrender of the certificate(s) evidencing such shares to the Company or its agent. Any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.

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In order to redeem the Preferred Shares, the Company must be compliant with the redemption provisions under the Companies Act relating to the Preferred Shares and ensure that the redemption will not render the Company insolvent or cause it to breach any other provision of applicable Bermuda law.

(2)           At any time prior to [ ], 2023, if the Company shall have submitted to the holders of Common Shares a proposal for an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, deregistration or any other similar transaction involving the Company that requires, or the Company shall have submitted any proposal for any other matter that, as a result of any change in Bermuda law or regulation after May [ ], 2018, would require, absent such redemption pursuant to this Section 7(a)(2), in either case, a vote of the holders of the Preferred Shares at the time outstanding, voting separately as a single class (alone or with one or more other classes or series of Preference Shares), the Company shall have the option, but not the obligation, by not less than 30 days nor more than 60 days prior written notice to the relevant holders, in such form and given in such manner as to be in accordance with paragraph (c) below, to redeem all of the outstanding Preferred Shares pursuant to this clause for cash at a redemption price of US$10.00 per share being redeemed, plus all declared and unpaid dividends, if any, to the date of redemption, without interest on such unpaid dividends.

(b)           Voting Requirement for Redemption. The Preferred Shares will be redeemable at the option of the Preferred Shareholders every 5 years. Any resolution to approve the redemption of the Preferred Shares shall require the approval of 66 2/3% or more of all then outstanding Preferred Shares (“Redemption Vote”). If the Redemption Vote passes, the redemption must be subsequently approved by a majority of the Board of Directors (“BOD Vote”) before any redemption can occur. Notice of such meetings shall be made in accordance with the Bye-laws.

(c)           Notice of Redemption. Subject to Section 7(b) above, notice of the redemption of Preferred Shares must be given by first class mail, addressed to the Company from the holders on record of the shares to be redeemed, mailed not more than 30 days after the vote held to approve such redemption (the “Notice Period”). Notwithstanding the foregoing, if the Preferred Shares are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the relevant depository at such time and in any manner permitted by such facility. Each such notice given to the Company or the relevant depository shall state the number of Preferred Shares to be redeemed. As soon as practicable after the expiration of the Notice Period, the Board of Directors shall determine the number of Preferred Shares that shall be redeemed and the date on which the redemption price in respect of such shares shall be paid (the “Redemption Date”), which date shall be as soon as practicable after the expiration of the Notice Period but in no event later than one (1) year following the BOD Vote.

(d)           Partial Redemption. In cases where the Company can only redeem some of the Preferred Shares requested by the Preferred Shareholders, the shares to be redeemed shall be selected either pro rata or in such other manner as the Company may determine to be fair and equitable. Subject to the provisions hereof, the Company shall have full power and authority to prescribe the terms and conditions upon which Preferred Shares shall be redeemed from time to time. If fewer than all the Preferred Shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)           Effectiveness of Redemption. Prior to the Redemption Date, holders of Preferred Shares shall be entitled to receive dividends on Preferred Shares in accordance with Section 4 above. On and after the Redemption Date, notwithstanding that any certificate for any share called for redemption has not been surrendered for cancellation or transferred via book entry, no further dividends will be declared on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such Redemption Date, without interest. Only holders who duly submitted a notice of redemption in accordance with Section 7(c) and are holders of record on the Redemption Date shall be entitled to receive the redemption price in respect of their Preferred Shares.

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(f)            Tax Redemption.

(1)           If, as a result of a “change in tax law,” there is a substantial probability that the Company or any successor company would be required to pay any additional amounts with respect to the Preferred Shares and the payment of those additional amounts cannot be avoided by the use of reasonable measures available to us (or any successor company), the Company shall be entitled (but not obligated) at any time thereafter, by not less than 30 days nor more than 60 days prior written notice to the relevant holders of the Preferred Shares to redeem any or all Preferred Shares pursuant to this clause for cash at a redemption price of the lower of (i) US$10.00 per share and (ii) the Pro-Rata Net Equity, plus all declared and unpaid dividends, if any, to the date of redemption, without interest on such unpaid dividends. For the purposes of this provision, a “change in tax law” shall be (a) a change in or amendment to laws, regulations or rulings of any jurisdiction, political subdivision or taxing authority described in the next sentence, (b) a change in the official application or interpretation of those laws, regulations or rulings, (c) any execution of or amendment to any treaty affecting taxation to which any jurisdiction, political subdivision or taxing authority described in the next sentence is party after May [ ], 2018, or (d) a decision rendered by a court of competent jurisdiction in Bermuda or any taxing jurisdiction or any political subdivision, whether or not such decision was rendered with respect to the Company; in each case described in clauses (a)-(d) above occurring after May [ ], 2018. The jurisdictions, political subdivisions and taxing authorities referred to in the previous sentence are (1) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (2) any jurisdiction from or through which the Company or its dividend disbursing agent is making payments on the Preferred Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax, or (3) any other jurisdiction in which the Company or its successor corporation is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.

(2)           For the avoidance of doubt and without limiting the foregoing in Section 7(f)(1), a “change in tax law” shall include the following circumstances: if the entity formed by a consolidation, merger or amalgamation involving the Company or the entity to which the Company conveys, transfers or leases substantially all of its properties and assets is required to pay additional amounts in respect of any tax, assessment or governmental charge imposed on any holder of Preferred Shares as a result of a change in tax law that occurred after the date of the consolidation, merger, amalgamation, conveyance, transfer or lease, and the payment of those additional amounts cannot be avoided by the use of reasonable measures available to such entity, the Company shall be entitled (but not obligated) at any time thereafter by not less than 30 days nor more than 60 days prior written notice to the relevant holders of Preferred Shares to redeem any or all Preferred Shares pursuant to this clause for cash at a redemption price of the lower of (i) US$10.00 per share and (ii) the Pro-Rata Net Equity, plus all declared and unpaid dividends, if any, to the date of redemption, without interest on such unpaid dividends.

Section 8.               Voting Rights.

(a)           General. Save as required by the Companies Act, the holders of Preferred Shares shall not be entitled to: (i) receive notice of, or to attend (either in person or by proxy), any general meeting of the Company; or (ii) vote at any general meeting.

(b)           Variation of Rights. Subject to the terms of the Bye-Laws and the Companies Act and subject to the prior approval of the Board of Directors of the Company, any or all of the special rights attached to the Preferred Shares may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued Preferred Shares or with the sanction of a resolution passed by a majority of the voting power represented by the votes cast at a separate general meeting of the holders of the Preferred Shares in accordance with the Companies Act.1 Subject to the terms of the Bye-Laws and the Companies Act, rights conferred upon the holders of Preferred Shares shall not be deemed to be varied by the creation or issue of further Parity Shares or Junior Shares or shares having different restrictions than the Preferred Shares. Further, the rights attaching to any Preferred Shares shall be deemed not to be altered by the creation or issue of any share ranking in priority for payment of a dividend or in respect of capital or which confer on the holder thereof voting rights more favorable than those conferred by such Preferred Shares.

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In the event the Company were to merge into or amalgamate with another company, the approval of the holders of a majority of the Preferred Shares would be required (voting as a separate class in the manner required under the Companies Act, if the amalgamation or merger agreement contains a provision that would constitute a variation of the rights of the Preferred Shares) in addition to common shareholder approval pursuant to the Companies Act. In addition, holders of the Preferred Shares would be entitled to vote on other matters as set out in the Companies Act.

On any item on which the holders of the Preferred Shares are entitled to vote, such holders will be entitled to one vote for each Preferred Share held.

(c)           Changes for Clarification. Subject to applicable Bermuda law, without the consent of the holders of the Preferred Shares, so long as such action does not affect the special rights, preferences, privileges and voting powers of the Preferred Shares taken as a whole, the Company may amend, alter, supplement or repeal any terms of the Preferred Shares:

(i)      to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designation that may be defective or inconsistent; or

(ii)     to make any provision with respect to matters or questions arising with respect to the Preferred Shares that is not inconsistent with the provisions of this Certificate of Designation.

(d)          Changes After Provision for Redemption. No vote or consent of the holders of Preferred Shares shall be required pursuant to Section 8(b) or (c) above if, at or prior to the time when the act with respect to which such vote would otherwise be required pursuant to such Section, all outstanding Preferred Shares shall have been redeemed, called for redemption upon proper notice and sufficient funds shall have been set aside by the Company for the benefit of holders of Preferred Shares to effect such redemption, in each case pursuant to Section 7 above.

(f)            Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Preferred Shares (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Bye-Laws, applicable law and any national securities exchange or other trading facility on which the Preferred Shares is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the Preferred Shares and any Voting Preference Shares has been cast or given on any matter on which the holders of Preferred Shares are entitled to vote shall be determined by the Company by reference to the aggregate voting power, as determined by the Bye-Laws, of the shares voted or covered by the consent.

Section 9.               Ranking. The Preferred Shares will, with respect to the payment of dividends and distributions of assets upon liquidation, winding-up or dissolution, rank senior to Junior Shares and pari passu with any Parity Shares of the Company. For the avoidance of doubt, from time to time in the future, the Company shall have the option to issue, without the consent of the holders of the Preferred Shares, other series of Preferred Shares ranking senior to the Preferred Shares with respect to the payment of dividends and distributions of assets upon liquidation, winding-up or dissolution.

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Section 10.             Record Holders. To the fullest extent permitted by applicable law, the Company and the transfer agent for the Preferred Shares may deem and treat the record holder of any share of Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Company nor such transfer agent shall be affected by any notice to the contrary.

Section 11.             Limitation on Ownership. If and so long as any holder is a 9.5% U.S. Holder, such holder’s ownership of Preferred Shares shall be reduced pursuant to the final sentence of this Section 11 so that such holder may own directly, indirectly or constructively (within the meaning of Section 958 of the Code) no more than 9.5% of the total value and no more than 9.5% of the total voting power of Preferred Shares. Each holder shall deliver notice to the Company within ten (10) days following the date that such holder acquires actual knowledge that it is a 9.5% U.S. Holder. In the event any holder of the Company’s Preferred Shares is to have such person’s ownership of Preferred Shares reduced pursuant to this Section 11, the Board of Directors may require such holder to sell in the open market, or allow the Company to purchase at Fair Market Value, some or all of such holder’s Preferred Shares, as the Board of Directors and such holder agree in good faith, or to take any reasonable action that the Board of Directors deems appropriate to cause such person to no longer be a 9.5% U.S. Holder.

Section 12.             Notices. All notices or communications in respect of Preferred Shares shall be sufficiently given if given in writing and delivered in person or by mail, or if given in such other manner as may be permitted in this Certificate of Designation, the Bye-Laws or by applicable law.

Section 13.             No Preemptive Rights. The Preferred Shares shall not have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 14.            Other Rights. The Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Bye-Laws or as provided by applicable law. The Preferred Shares are not convertible into or exchangeable for any other securities or property of the Company.

 Section 15.           Governing Law. This Certificate of Designation and the Preference Shares shall be governed by and construed in accordance with the laws of Bermuda.

Section 16.            Precedence. In the event of any conflict or discrepancy between the provisions of this Certificate of Designation and the Memorandum of Association or the Bye-Laws, the provisions of this Certificate of Designation shall, to the fullest extent permissible under applicable law, prevail.

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IN WITNESS WHEREOF, INSURANCE INCOME STRATEGIES, LTD. has caused this certificate to be signed by [ ], its [Chief Financial Officer], this [ ]th day of May, 2018.

Insurance Income Strategies, Ltd.
By

Name: [ ]
Title: [ ]

[Certificate of Designation of 8% Non-Cumulative Preferred Shares Series A of Insurance Income Strategies, Ltd.]

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[FACE OF CERTIFICATE]

INSURANCE INCOME STRATEGIES, LTD.,

an exempted company with limited liability registered under the laws of Bermuda

8% NON-CUMULATIVE PREFERRED SHARES, SERIES A, $0.001 par value per share

CUSIP NO. [ ] CERTIFICATE NO.	See the attached Reverse of Certificate for certain definitions

This Certifies that                  SPECIMEN          is the registered owner of        SPECIMEN  FULLY PAID 8% NON-CUMULATIVE PREFERRED SHARES, SERIES A, $0.001 par value per share (“Shares”), of INSURANCE INCOME STRATEGIES, LTD., an exempted company limited by shares and registered under the laws of Bermuda (the “Company”), transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the Shares represented hereby are issued under and shall be subject to all the provisions of the Bye-Laws of the Company and the Certificate of Designation relating thereto approved by the Board of Directors (or an authorized committee thereof) of the Company and any amendments thereto, copies of which are on file with the Transfer Agent, to all of which the holder by acceptance hereof assents. This Certificate is not valid until countersigned and registered by the Transfer Agent and Registrar.

WITNESS the seal of the Company and the facsimile signatures of its secretary and a duly authorized officer.

Dated:  SPECIMEN

SPECIMEN	SPECIMEN
Secretary	Authorized Officer

COUNTERSIGNED AND REGISTERED:    [ ],    as TRANSFER AGENT AND REGISTRAR

By:	SPECIMEN

Authorized Signature

[REVERSE OF CERTIFICATE]

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT or U/G/M/A - Uniform Gifts to Minors Act
TEN ENT - as tenants by the entireties
JT TEN - as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

For Value Received, _________________  hereby sell, assign and transfer unto_____________________________________ [                                                                 ] (Please insert social security number or other identifying number of assignee and print or typewrite name and address including postal code of assignee)

____________________________________________ Shares represented by the within Certificate, and do hereby irrevocably constitute and appoint

_________________________________________Attorney to transfer the said Shares on the books of the within named Company with full power of substitution in the premises.

Dated_________________

______________________________________________ NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature(s) Guaranteed:

_______________________________________________ THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION (BANKS, STOCKBROKERS, SAVINGS ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN ANY APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM).

KEEP THIS CERTIFICATE IN A SAFE PLACE. IF IT IS LOST, STOLEN, MUTILATED OR DESTROYED, THE COMPANY WILL REQUIRE A BOND OF INDEMNITY AS A CONDITION TO THE ISSUANCE OF A REPLACEMENT CERTIFICATE.